UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 2)


                               Corvas International, Inc.
                                    (Name of Issuer)

                               Common Stock, no par value
                             (Title of Class of Securities)

                                      221005-10-1
                                     (CUSIP Number)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


























     CUSIP No. 221005-10-1               13G                  Page 2 of 17 Pages




       1   Name Of Reporting Person H&Q LIFE SCIENCE TECHNOLOGY FUND I

           IRS Identification No. Of Above Person                    94-3051434

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 221005-10-1               13G                  Page 3 of 17 Pages




       1   Name Of Reporting Person H&Q LIFE SCIENCE VENTURES

           IRS Identification No. Of Above Person                    94-2969639

       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 221005-10-1               13G                  Page 4 of 17 Pages




       1   Name Of Reporting Person H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540

       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 221005-10-1               13G                  Page 5 of 17 Pages




       1   Name Of Reporting Person H&Q VENTURES IV

           IRS Identification No. Of Above Person                    94-2940347

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 221005-10-1               13G                  Page 6 of 17 Pages




       1   Name Of Reporting Person HAMQUIST

           IRS Identification No. Of Above Person                    94-2800484

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 221005-10-1               13G                  Page 7 of 17 Pages




       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 221005-10-1               13G                  Page 8 of 17 Pages




       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 221005-10-1               13G                  Page 9 of 17 Pages




       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                           HC, CO






     CUSIP No. 221005-10-1               13G                 Page 10 of 17 Pages




       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    8,724       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    51,581

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           51,581

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.4%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 221005-10-1               13G                 Page 11 of 17 Pages



             Item 1(a).     Name of Issuer.

                       Corvas International, Inc. (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       3030 Science Park Road, San Diego, CA  92129.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Schedule 13G, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Schedule 13G, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, no par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       221005-10-1

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is made to Items 5-9 and 11 of each of
             the cover pages to this statement, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 13,716,672 shares of Common Stock issued and outstanding as of December 31, 1996. On December 31, 1996, the following shares of Common Stock were held directly by the following persons:






     CUSIP No. 221005-10-1               13G                 Page 12 of 17 Pages



                                                            Common Stock
                  Person                                    Directly Owned

                  H&Q Life Science Technology Fund I            - 0 -

                  H&Q Life Science Ventures                     - 0 -

                  H&Q London Ventures                           - 0 -

                  H&Q Ventures IV                               - 0 -

                  Hamquist                                      4,285

                  Hambrecht & Quist Venture Partners            4,439
                                                                _____

                  TOTAL                                         8,724
                                                                =====


                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule 13G shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       In addition, Hambrecht & Quist Group may be deemed
             to be the beneficial owner of 42,857 shares of Common Stock held by Ivory and Sime Enterprise Capital PLC (formerly known as The Independent Investment Company PLC). Pursuant to an investment advisory agreement, Hambrecht & Quist Group does not have voting power over such shares, but may be considered to have investment power. Although such shares are included in the number of shares beneficially owned by the reporting persons for purposes of this Schedule 13G, the reporting persons disclaim beneficial ownership of such shares for any purpose.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule 13G






     CUSIP No. 221005-10-1               13G                 Page 13 of 17 Pages



             relates in that they might be deemed to share the power to direct the voting and disposition of such securities.
             Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule 13G relates, and such beneficial ownership is expressly disclaimed.

                       This Schedule 13G does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact
             that as of the date hereof, the reporting persons have ceased to be the beneficial owners of more than 5% of the Common Stock, check the following: [x]

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 221005-10-1               13G                 Page 14 of 17 Pages



                                       Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 12, 1997.


             H&Q LIFE SCIENCE                HAMQUIST
             TECHNOLOGY FUND I


             By:/s/ Jackie A. Berterretche   By:/s/ Jackie A. Berterretche
                __________________________     ___________________________
                Jackie A. Berterretche          Jackie A. Berterretche
                Attorney-in-Fact                Attorney-in-Fact

             H&Q LIFE SCIENCE VENTURES       HAMBRECHT & QUIST CALIFORNIA


             By:/s/ Jackie A. Berterretche   By:/s/ Jackie A. Berterretche
                __________________________     ___________________________
                Jackie A. Berterretche          Jackie A. Berterretche
                Attorney-in-Fact                Attorney-in-Fact

             H&Q LONDON VENTURES             HAMBRECHT & QUIST VENTURE
                                             PARTNERS

             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/ Jackie A. Berterretche
                Jackie A. Berterretche         ___________________________
                Attorney-in-Fact                Jackie A. Berterretche
                                                Attorney-in-Fact
             H&Q VENTURES IV
                                             HAMBRECHT & QUIST GROUP

             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/ Jackie A. Berterretche
                Jackie A. Berterretche         ___________________________
                Attorney-in-Fact                Jackie A. Berterretche
                                                Attorney-in-Fact

                                             WILLIAM R. HAMBRECHT


                                             By:/s/ Jackie A. Berterretche
                                               ___________________________
                                                Jackie A. Berterretche
                                                Attorney-in-Fact






     CUSIP No. 221005-10-1               13G                 Page 15 of 17 Pages




                                     EXHIBIT INDEX



             Exhibit A      Joint Filing Undertaking           Page 16






     CUSIP No. 221005-10-1               13G                 Page 16 of 17 Pages



                                JOINT FILING UNDERTAKING


                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to the Amendment to Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 12, 1997.

             H&Q LIFE SCIENCE                HAMQUIST
             TECHNOLOGY FUND I


             By:/s/ Jackie A. Berterretche   By:/s/ Jackie A. Berterretche
                __________________________     ___________________________
                Jackie A. Berterretche          Jackie A. Berterretche
                Attorney-in-Fact                Attorney-in-Fact

             H&Q LIFE SCIENCE VENTURES       HAMBRECHT & QUIST VENTURE
                                             PARTNERS

             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/ Jackie A. Berterretche
                Jackie A. Berterretche         ___________________________
                Attorney-in-Fact                Jackie A. Berterretche
                                                Attorney-in-Fact
             H&Q LONDON VENTURES
                                             HAMBRECHT & QUIST CALIFORNIA

             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/ Jackie A. Berterretche
                Jackie A. Berterretche         ___________________________
                Attorney-in-Fact                Jackie A. Berterretche
                                                Attorney-in-Fact
             H&Q VENTURES IV
                                             HAMBRECHT & QUIST GROUP

             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/ Jackie A. Berterretche
                Jackie A. Berterretche         ___________________________
                Attorney-in-Fact                Jackie A. Berterretche
                                                Attorney-in-Fact






     CUSIP No. 221005-10-1               13G                 Page 17 of 17 Pages



             WILLIAM R. HAMBRECHT


             By:/s/ Jackie A. Berterretche
               ___________________________
                Jackie A. Berterretche
                Attorney-in-Fact